Exhibit 10.25
Confidential Communication
EMPLOYMENT AGREEMENT
          This AGREEMENT, dated as of January 21, 2009 (the “Agreement”), between White Electronic Designs Corporation (the “Company”), and Dan V. Tarantine (the “Executive”).
          1. Employment, Duties and Agreements.
          (a) The Company hereby agrees to employ Executive as the Executive V.P., Sales & Marketing and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period described in Section 3 hereof (the “Employment Period”). The Executive shall report to the Office of the Chief Executive Officer (the “Office of the CEO”) of the Company and shall have such duties and responsibilities as the Office of the CEO may reasonably determine from time to time as are consistent with the Executive’s position as Executive V.P., Sales & Marketing. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Office of the CEO and all applicable policies and rules of the Company.
          (b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.
          (c) During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.
          2. Compensation.
          (a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $256,000.00 per annum (the “Base Salary”). The Board of Directors of the Company and/or its Compensation Committee (both or either herein may be referred to as the “Board”) shall review the Executive’s Base Salary from time to time.
          (b) In addition to the Base Salary, during the Employment Period, the Executive may be eligible to participate in any annual bonus program that may be established and approved from time to time by the Board based on criteria as may be determined by the Board (the “Bonus”). Such bonus, if applicable for a given fiscal year, shall be paid within 2 1/2 months following the end of the fiscal year to which it relates; provided, however, that the Bonus shall not be deemed earned until paid, and Executive must remain employed through the date the Bonus is paid to to be eligible to receive the Bonus or any portion thereof.
          (c) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to all other employees of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be

Confidential Communication
eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to all other employees of the Company (excepting any plan, practice, policy or program preempted by this Agreement such as policies which provides benefits in the nature of severance or continuation pay), including but not limited to medical, dental, vision and term life insurance benefits, subject to all of the terms, conditions and premiums applicable to other employees of the Company.
          (d) During the Employment Period, the Company shall provide the Executive with a car allowance of $850.00 per month.
          (e) During the Employment Period, the Executive shall be entitled to at least five (5) weeks of paid vacation time for each calendar year in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified in the future for employees of the Company generally.
          (f) During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.
          3. Employment Period.
          The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing as of the date of the execution of this Agreement (the “Effective Date”). Except as otherwise provided herein, Executive shall be considered an “at-will” employee, meaning that, subject to the provisions and other consequences of this Agreement, no cause or notice is required for termination. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” The Executive’s employment hereunder and the Employment Period shall terminate upon the earliest to occur of the following events:
          (a) Death. The Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of his duties on a full-time basis. Nothing in this Agreement shall be interpreted to affect or limit any party’s rights or obligations under the Americans with Disabilities Act or similar state law.
          (c) Cause. For purposes of this Section, “Cause” shall mean discharge resulting from a determination by the Company that the Executive has (i) been convicted of a criminal offense involving dishonesty, fraud, theft, embezzlement, breach of trust or moral turpitude; (ii) performed an act or failed to act which, if he were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company; (iii) violated the provisions of Section 8 pertaining to confidential information; or (iv) willfully refuses to perform the duties reasonably assigned to Executive and consistent with his status as Executive V.P., Sales & Marketing of the Company, provided however that this Section 3(c)(iv) shall not apply following a Change in Control as defined in Section 5(c).
          (d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

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          (e) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least four (4) weeks in advance of the Date of Termination (as defined in Section 4 below). In the event Executive terminates his employment or ceases his duties without providing four (4) weeks notice or fails to fulfill Executive’s principal job responsibilities during such notice period, the Company, at its option and without regard to Section 3(c), may deem Executive’s employment terminated for Cause.
          (f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company, (ii) circumstances that give rise to a constructive termination under applicable state law; provided that in either (i) or (ii) above, the Executive shall notify the Company within thirty (30) days after the event or events which the Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a thirty (30) day period after delivery of such notice to cure such breach or diminution.
          4. Termination Procedure.
          (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).
          (b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than four (4) weeks after the Notice of Termination is delivered to the Company, or such earlier date as the Company elects to terminate Executive’s employment for Cause pursuant to that section, (iv) if the Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination, and (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.
          5. Termination Payments.
          (a) Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause, the Executive shall be entitled to: (i) any accrued but unused vacation, (ii) Base Salary through the Date of Termination (to the extent not theretofore paid); and (iii) the continuation of Base Salary for twelve (12) months following the Date of Termination, which shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time. In addition, in the event of a termination by the Company without Cause: (1) if the Executive elects to continue the Company’s group health plans pursuant to his rights under COBRA, the Company shall pay the Executive’s COBRA continuation premiums until the earlier of (x) the date the Executive receives group health benefits from another employer or (y) twelve (12) months after the Date of Termination; and (2) (A) all unvested stock options, unvested restricted stock units and any other unvested equity-based awards or grants previously granted to the Executive shall become fully vested and will be exercised or paid in accordance with the terms of any applicable grant or award agreements and plans governing such awards or

Confidential Communication
grants (and  this Agreement shall be deemed an amendment of all such applicable grant or award (agreements for the purpose of the accelerated vesting provided for in this clause), and (B) all stock options (both vested and unvested) granted on or prior to the Effective Date will remain fully exercisable until the tenth anniversary of the grant date of such option (and this Agreement shall be deemed an amendment of all such stock option grant or award agreements for the purpose of the extension of the period of exercise provided for in this clause). Notwithstanding the foregoing, the payments and benefits provided in this Section 5 are subject to and conditioned upon the Executive executing a general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement.
     (b) Cause, Disability, Death or Voluntarily other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by (i) the Company for Cause, (ii) voluntarily by the Executive other than for Good Reason, or (iii) as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination the Executive’s accrued but unused vacation and his Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(b), the Company shall have no additional obligations under this Agreement.
     (c) Change in Control. Upon the occurrence of a Change in Control all unvested stock options, unvested restricted stock units and any other unvested equity-based awards or grants previously granted to the Executive shall become fully vested and will be exercised or paid in accordance with the terms of any applicable grant or award agreements and plans governing such awards or grants (and this Agreement shall be deemed an amendment of all such applicable grant or award agreements for the purpose of the accelerated vesting provided for in this clause). In the event the Company terminates the Executive’s employment without Cause, or Executive terminates Executive’s employment with Good Reason, as more fully defined in this subsection, within one (1) year following a Change in Control (as defined herein), the Executive shall be entitled to: (i) any accrued but unused vacation; (ii) Base Salary through the Date of Termination (to the extent not theretofore paid); and (iii) the continuation of Base Salary for eighteen (18) months following the Date of Termination, which shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time. Moreover, in the event of such a termination by the Company: (1) if the Executive elects to continue the Company’s group health plans pursuant to his rights under COBRA, the Company shall pay the Executive’s COBRA continuation premiums until the earlier of (x) the date the Executive receives group health benefits from another employer or (y) eighteen (18) months after the Date of Termination. Finally, notwithstanding any provision in any applicable stock option or other equity-based grant or award agreement between the Company and the Executive all stock options granted on or prior to the Effective Date will remain fully exercisable until the tenth (10th) anniversary of the grant date of such option, (and this Agreement shall be deemed an amendment of all such stock option grant or award agreements for the purpose of the extension of the period of exercise provided for in this clause); provided, however, that if the Company determines in good faith that the extension of the option’s exercise period results in the options being considered deferred compensation subject to Section 409A of the Internal Revenue Code ( the “Code”), such extension shall not take effect.
     For purposes of this subsection, the term “Good Reason” shall specifically include circumstances in which the Company (or its successor entity in a Change of Control) has (i) or made a material change in the nature or scope of the responsibilities, title and authority Executive had immediately prior to the Change in Control; (ii) decreased the total annual compensation or benefits payable to Executive other than as a result of a decrease in incentive-based compensation payable to Executive and to all other similarly situated employees of Company on the basis of Company’s financial performance; or (iii) relocated, or given

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Executive written notice of a relocation of Executive’s principal place of employment to a location that is more than fifty (50) miles distant from Executive’s principal place of employment immediately prior to the Change in Control.
     For purposes of this Agreement, a “Change in Control” shall mean and include the first to occur after the date of this Agreement of any of the following transactions or events:
          A. Any sale or transfer of all or substantially all of the assets of the Company to an entity not under direct or indirect control by, or under common control with, the Company;
          B. A merger or consolidation involving the Company, unless the stockholders of the Company receive in the transaction, with respect to their stock in the Company, stock or other securities representing a majority in voting interest of the acquiring entity’s equity securities;
          C. Any sale of a majority voting interest of the outstanding stock of the Company by the holders thereof in a single transaction or series of related transactions; or
          D. Any change in a majority of the members of the Board that occurs at a single meeting of shareholders or by virtue of any action taken, pursuant to applicable law and in accordance with the charter and bylaws of the Company, by shareholders in lieu of a single meeting.
          E. A change in WEDC’s Chief Executive Officer.
          (d) Specified Employee Status. In addition, notwithstanding any other provision of this Agreement to the contrary, in the event that the Executive’s employment is terminated when he is a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the Section 409A methodology in place or established by the Company as in effect on the date of termination (a “Specified Employee”), any amounts of deferred compensation that would otherwise be payable under this Agreement during the six-month period immediately following the date of the “separation from service” within the meaning of Section 409A of the Code (other than unpaid accrued base salary through the date of termination and other than any other payments that are not considered deferred compensation under Section 409A) shall be paid to the Executive on the Delayed Payment Date. The “Delayed Payment Date” shall, for purposes of this Agreement, mean the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. All payments not payable within such six-month period for purposes of Section 409A shall be paid on the dates, or according to the schedule, provided for herein.
          6. Legal Fees.
          In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.
          7. Non-Solicitation.
          During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its subsidiaries to perform services for any entity (other than the Company or its subsidiaries), or attempt to induce any such employee to leave the employment of the Company or its subsidiaries.

Confidential Communication
          8. Confidentiality; Non-Disclosure; Non-Disparagement.
          (a) During the Employment Period and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information related to the Parent, the Company and their affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, and which derives value from not being generally known, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.
          (c) Upon the termination of the Employment Period, the Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Parent, the Company or their affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.
          (d) The Executive shall not defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Parent, the Company, their affiliates or their directors, members, officers or executives. Nothing in this Agreement shall be shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdictions of such agencies.
          9. Injunctive Relief.
          It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 or 8 hereof.
          10. Representations.
          (a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.
          (b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to this duties and responsibilities hereunder.

Confidential Communication
          11. Miscellaneous.
          (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
          If to the Company:
          White Electronic Designs Corp., 3601 E. University Drive, Phoenix, AZ 85034
          Attention: Office of the CEO
          with a copy to the White Electronic Designs Corp. Chairman of the Board
          If to the Executive, to the address for the Executive on file with the Company at the time of the notice or to such other address as any party hereto may designate by notice to the others.
          (b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that, except as otherwise expressly stated in this Agreement, stock options or other equity-based awards or grants made to the Executive shall be governed by the relevant plan and any other related grant or award agreement and any other related documents).
          (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
          (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
          (e) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
          (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the

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extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.
          (g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
          (h) The payments and other consideration to the Executive under this Agreement shall be made without right of offset.
          (i) This Agreement is intended to constitute an enforceable contract for the payment of compensation, severance and certain other benefits. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, the Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to the Executive hereunder.
          (j) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.
          (k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          (l) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

White Electronic Designs Corp.

Name: Karen M. Kock Date
Title: V.P., Human Resources

Name: Paul D. Quadros Date
Title: Compensation Committee Chair

Name: Dan V. Tarantine Date